IN THE CIRCUIT COURT FOR THE NINTH JUDICIAL CIRCUIT
                             FULTON COUNTY, ILLINOIS

PEOPLE OF THE STATE OF ILLINOIS,    )
                                    )
       Plaintiff,                   )
                                    )
                  vs.               )        No. 93 MR 45
                                    )
CANTON INDUSTRIAL CORPORATION,      )
                                    )
       Defendant.                   )

                                 CONTEMPT ORDER

         THIS CAUSE coming on to be heard upon the petition of the plaintiff, PEOPLE OF THE STATE OF ILLINOIS, for the adjudication of contempt, and the Court being fully advised in the premises, having considered all evidence and argument, does find the defendant to be in indirect civil contempt of this court for having substantially failed and wilfully refused to comply with certain provisions of the interim consent order entered in the above-styled cause on March 24, 1994.

         IT IS THEREFORE ORDERED, ADJUDGED AND DECREED that the defendant CANTON INDUSTRIAL CORPORATION shall timely perform the following actions by the deadlines imposed herein in order to purge itself of contempt:

         1) Remove pursuant to proper authorization all hazardous wastes from the facility for appropriate disposal and fully comply with the RCRA closure plan no later than ninety (90) days after entry of this contempt order;

         2) Remove all tires from the facility for appropriate disposal no later than December 31, 1995, according to the following priority: first, whole tires located or stored outside of any building; next, whole tires located or stored within any building; and lastly, partial or shredded tires. Beginning the month following entry of this contempt order, 30,000 tires (by count or weight) shall be removed each month;

         3) Deposit $140,000 in an escrow account in an Illinois institution within thirty (30) days after entry of this contempt order. These funds shall remain on deposit until released by the court after all tires have been removed and the RCRA closure plan has been fully implemented. These funds shall be subject to forfeiture and/or penalty imposition as determined by the court. 4) Report to the Attorney General's Office on the 15th of each month in writing as to the activities undertaken the previous month to comply with these requirements. IT IS FURTHER ORDERED that the defendant shall pay $14,000 to the Illinois Environmental Protection Trust Fund on or before December 31, 1995, unless the defendants have purged themselves of contempt by meeting the deadlines (through December 31, 1995) imposed in this order. The defendant shall within 10 days of the entry of this order pay to the Attorney General an award of attorney's fees in the amount of $600.00. This payment shall be made by certified check payable to "Treasurer, State of Illinois for deposit in the State Projects and Court Ordered Distribution Fund of the Attorney General's Office.

Dated: 5/31/95
Entered: 5/31/95            /s/ Charles H. Wilhelm
                            Judge Charles H. Wilhelm